Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-91178 on Form S-8 of the Park National Corporation Employees Stock Ownership Plan of our report dated June 26, 2008, appearing in this Annual Report on Form 11-K of the Park National Corporation Employees Stock Ownership Plan for the year ended December 31, 2007.
/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Columbus, Ohio
June 26, 2008